Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occf-jfwbk@joelefrank.com	occf-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION

INITIATES QUARTERLY DIVIDEND

ROANOKE, VA, October 21, 2010 — Optical Cable Corporation (Nasdaq GM: OCCF) (“OCC” or the “Company”) today announced it is initiating a quarterly cash dividend to shareholders for the first time in the Company’s history.

OCC’s Board of Directors declared a cash dividend of $0.01 per share on the Company’s common stock at its meeting on October 15, 2010. The dividend will be paid on December 15, 2010 to shareholders of record on November 5, 2010.

OCC anticipates paying a cash dividend each quarter, with expected dividend payment dates in March, June, September and December of each year. The dividend announced today implies an annual cash dividend rate of $0.04 per common share.

OCC also announced today that it has reduced the balance on its revolving credit facility by $412,000 since the end of the Company’s third quarter of fiscal year 2010. The current balance on the facility is $700,000, providing the Company with available credit of $5.3 million on the $6 million facility.

As previously announced, OCC achieved a record $18.8 million in net sales and reported earnings per share of $0.09 during its fiscal third quarter ended July 31, 2010. OCC also generated $1.4 million in net cash from operating activities during its third fiscal quarter.

Optical Cable Corp. – Quarterly Dividend Initiated

At the end of the fiscal third quarter, OCC had a retained earnings balance of $20.7 million, or $3.21 per share. In addition, OCC’s net book value attributable to OCC at the end of the quarter was $26.5 million, or $4.12 per share. OCC’s share price closed at $2.70 per share yesterday.

Management’s Comments

Neil Wilkin, Chairman, President and Chief Executive Officer of OCC, said “We are pleased to announce the initiation of a quarterly cash dividend, which will provide for the regular return of capital to our shareholders. At the same time, we have also reduced OCC’s outstanding debt. These actions reflect the operating leverage in our business model, our ability to generate solid cash flow, and our commitment to maintaining a strong balance sheet. In addition, the dividend initiation and debt reduction demonstrate our confidence in OCC’s strategy and market position, and prospects for continued growth and value creation.”

Mr. Wilkin added, “We continue to realize the benefits of the acquisitions we completed in 2008 and 2009, which were critical strategic moves that positioned OCC for sustainable long-term success in our markets. We are pleased that our shareholders are now enjoying the benefits of these acquisitions. We look forward to building on OCC’s strong momentum to create further value while continuing to meet and exceed the needs of our customers.”

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is MIL-STD-790F certified.

Optical Cable Corp. – Quarterly Dividend Initiated

Optical Cable Corporation, OCC®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to variables, uncertainties, contingencies and risks that may cause actual events to differ materially from the Company’s expectations. Additionally, such variables, uncertainties, contingencies and risks may adversely affect the Company and the Company’s future results of operations and future financial condition. Factors that could cause or contribute to such differences from the Company’s expectations or could adversely affect the Company, include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; the Company’s ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; the impact of changes and potential changes in federal laws and regulations adversely affecting our business and/or which result in increases in our direct and indirect costs as we comply with such laws and regulations; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company;

Optical Cable Corp. – Quarterly Dividend Initiated

adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the management of the Company, and the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive. Furthermore, the Company incorporates by reference those factors included in current reports on Form 8-K, in the annual report on Form 10-K for the fiscal year ended October 31, 2009, and/or in the Company’s other filings.

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